POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENT, that I, Robert J. Cresci, hereby make, constitute and appoint Jeffrey D. Adelman, acting individually, as my agent and attorney-in-fact for the purpose of executing in my name all documents, certificates, instruments, statements, filings and agreements ("documents") to be filed with or delivered to any foreign or domestic governmental or regulatory body or required or requested by any other person or entity pursuant to any legal or regulatory requirement relating to the acquisition, ownership, management or disposition of securities, futures contracts or other investments, and any other documents relating or ancillary thereto, including without limitation all documents relating to filings with the United States Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Act") and the rules and regulations promulgated thereunder, including all documents relating to the beneficial ownership of securities required to be filed with the SEC pursuant to Section 13(d) or Section 16(a) of the Act.

      All past acts of this attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

      This power of attorney shall be valid from the date hereof until revoked by me.


      IN WITNESS WHEREOF, I have executed this instrument as of the 27th day of February 2012.





                                               /s/ Robert J. Cresci
                                               ----------------------------
                                               Name: Robert J. Cresci